UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 27, 2015 (May 20, 2015)

HERTZ GLOBAL HOLDINGS, INC.

THE HERTZ CORPORATION

(Exact name of registrant as specified in its charter)

Delaware Delaware	001-33139 001-07541	20-3530539 13-1938568
(State of Incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

999 Vanderbilt Beach Road, 3rd Floor

Naples, Florida 34108

999 Vanderbilt Beach Road, 3rd Floor

Naples, Florida 34108

(Address of principal executive offices,

including zip code)

(239) 552-5800

(239) 552-5800

(Registrant’s telephone number,

including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(b)

Brian MacDonald stepped down as Chief Executive Officer of Hertz Equipment Rental Corporation and as an employee of Hertz Global Holdings, Inc. (“HGH”), The Hertz Corporation (together with HGH, the “Companies”) and their respective subsidiaries, effective as of May 20, 2015.

(e)

In connection with Mr. MacDonald’s resignation, Mr. MacDonald and the Companies entered into a mutually agreed separation and general release agreement (the “Separation Agreement”), dated as of May 26, 2015, pursuant to which they agreed to treat his separation as a termination without “cause” (within the meaning of Mr. MacDonald’s employment agreement with HGH (the “Employment Agreement”)).  The material terms of the Separation Agreement are as follows:

Accrued Obligations

Mr. MacDonald will be entitled to receive all base salary earned or accrued as of his date of termination, payment for earned but unused vacation days, any employee benefits that are vested as of the date of termination and reimbursement of any business expenses incurred prior to his date of termination. Because Mr. MacDonald is entitled to 20 days’ notice prior to termination of employment without cause under the Employment Agreement, for purposes of these payments, Mr. MacDonald’s date of termination will be deemed June 9, 2015.

Severance Payment

In satisfaction of Mr. MacDonald’s entitlements under the Employment Agreement and his commitments under the Separation Agreement, Mr. MacDonald will be entitled to a cash severance payment in the amount of $5,060,000, payable in a lump sum on the 30th day following his termination of employment.

2015 Pro Rata Bonus

In satisfaction of Mr. MacDonald’s entitlements under the Employment Agreement and his commitments under the Separation Agreement, Mr. MacDonald will be eligible for a bonus in respect of 2015 (determined based on actual performance in respect of 2015 and Mr. MacDonald’s individual performance modifier deemed achieved at target), prorated for the portion of the year during which Mr. MacDonald was employed by the Companies, payable in accordance with the bonus plan. Because Mr. MacDonald is entitled to 20 days’ notice prior to termination of employment without cause under the Employment Agreement, for purposes of this payment, Mr. MacDonald’s date of termination will be deemed June 9, 2015.

Payment in Lieu of Equity Awards

In satisfaction of Mr. MacDonald’s entitlements under the Employment Agreement and his commitments under the Separation Agreement, Mr. MacDonald will be entitled to a cash payment in the amount of $3,000,000, payable in a lump sum on the 30th day following his termination of employment. This amount is in lieu of certain equity awards that were expected to be granted to Mr. MacDonald in connection with the spin-off of Hertz Equipment Rental Corporation.

Health Plan Coverage; Outplacement

In satisfaction of Mr. MacDonald’s entitlements under the Employment Agreement and his commitments under the Separation Agreement, Mr. MacDonald will be eligible for the payment of premiums for health and welfare insurance to the same extent paid by the Companies immediately prior to Mr. MacDonald’s termination of employment for the first two years thereafter (or, if earlier, the date on which Mr. MacDonald becomes eligible for comparable health and welfare benefits through a new employer).

Indemnification

In accordance with the Employment Agreement, Mr. MacDonald will continue to be eligible for indemnification by the Companies to the fullest extent permitted by Delaware law from costs and liabilities incurred in defense of litigation arising out of his employment, except to the extent arising out of or based upon his gross negligence or willful misconduct.

Restrictive Covenants

Mr. MacDonald reaffirmed his commitment to be bound by the restrictive covenants concerning noncompetition and nonsolicitation of employees and clients contained in the Employment Agreement. The Companies and Mr. MacDonald also agreed to a mutual nondisparagement.

Release of Claims

In consideration for the promises and payments made by the Companies under the Separation Agreement, Mr. MacDonald has agreed to a general release of claims in favor of the Companies and their affiliates.

ITEM 5.03  AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR.

The Rights Agreement, dated as of December 30, 2013, between HGH and Computershare Trust Company, N.A., as Rights Agent, as amended as of September 15, 2014, expired in accordance with its terms without the exercise of any rights to purchase shares of Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”).  On May 27, 2015, HGH filed a Certificate of Elimination with the Secretary of State of the State of Delaware to eliminate from HGH’s Amended and Restated Certificate of Incorporation all matters with respect to the Series A Preferred Stock and returning such shares to the status of authorized but unissued shares of Preferred Stock.  A copy of the Certificate of Elimination is attached as Exhibit 3.1 hereto and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits. The following Exhibit is filed herewith as part of this report:

Exhibit	Description

3.1	Certificate of Elimination of the Series A Junior Participating Preferred Stock of Hertz Global Holdings, Inc., dated May 26, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERTZ GLOBAL HOLDINGS, INC. THE HERTZ CORPORATION
(Registrant)

By:	/s/ Thomas C. Kennedy
Name:	Thomas C. Kennedy
Title:	Senior Executive Vice President and Chief Financial Officer

Date: May 27, 2015